Exhibit 99.1

Immersion Corporation Reports First Quarter 2006 Financial Results

    SAN JOSE, Calif.--(BUSINESS WIRE)--May 4, 2006--Immersion Corporation, (Nasdaq:IMMR), a leading developer and licensor of touch feedback technology, today announced its first quarter 2006 financial results. Revenues were $6.0 million for the quarter ended March 31, 2006 compared to revenues of $5.8 million for the first quarter of 2005, an increase of 5 percent. Net loss on a Generally Accepted Accounting Principles (GAAP) basis for the first quarter of 2006 was $2.9 million, or $0.12 per share, an improvement of 7 percent compared to a net loss on a GAAP basis of $3.1 million, or $0.13 per share, for the first quarter of 2005. Net loss for the three months ended March 31, 2006 included stock-based compensation expense of $723,000, equal to $0.03 loss per share. Net loss for the three months ended March 31, 2005 did not include any stock-based compensation expense. As of March 31, 2006, Immersion had cash and cash equivalents totaling $30.9 million as compared to $28.2 million as of December 31, 2005.
    "Consistent with the video console industry, our gaming revenue continues to be weak, while our medical revenue grew 19 percent compared to the first quarter last year. We expect growth of medical revenue to continue, given our new product development and the increasing acceptance of medical simulators as an effective training tool," explained Immersion CEO Vic Viegas.
    "New wireless operators such as Orange and T-Mobile are using our VibeTonz(R) technology for mobile phones, expanding our reach in the market," said Viegas. The first VibeTonz-enabled GSM mobile phone, the Samsung SGH-E770, launched in Europe in January and is now being sold in numerous countries directly through operators and by retail stores. A similar phone, the Samsung SGH-E778, is being sold in China and Taiwan. Over twenty content providers have published more than thirty-five mobile games with VibeTonz effects, and more are in development.
    Regarding Immersion's patent infringement suit against Sony Computer Entertainment, Inc. and Sony Computer Entertainment of America, Inc. (Sony), on March 8, 2006, the U.S. District Court for the Northern District of California denied in its entirety Sony's motion seeking relief from the final judgment under Rule 60B of the Federal Rules of Civil Procedure. Sony's appeal of the District Court's judgment, which includes a $90.7 million award, an injunction (stayed pending appeal), and a compulsory license, was filed with the United States Court of Appeals for the Federal Circuit on June 16, 2005. Appeal briefing is expected to be complete by the end of May 2006. "We remain confident of our position in the appeal process," concluded Viegas.
    Immersion will host a conference call with company management on Thursday, May 4, 2006, at 5:00 p.m. Eastern time to discuss operating results for the first quarter ended March 31, 2006. A question and answer session will follow. To listen to the call, dial +1
800.374.2366 approximately five minutes prior to the start of the call and enter confirmation number 2397923. The call will be archived and available for replay through May 11, 2006, by dialing +1 800.642.1687 and entering confirmation number 2397923. The call will also be simulcast on the Internet through Immersion Corporation's Web site, www.immersion.com. An audio replay of the call will be archived and available at www.immersion.com for replay until May 4, 2007.

    About Immersion (www.immersion.com)

    Founded in 1993, Immersion Corporation is a recognized leader in developing, licensing and marketing digital touch technology and products. Bringing value to markets where man-machine interaction needs to be made more compelling, safer, or productive, Immersion helps its partners broaden market reach by making the use of touch feedback as critical a user experience as sight and sound. Immersion's technology is deployed across automotive, entertainment, medical training, mobility, personal computing, and three-dimensional simulation markets. Immersion's patent portfolio includes over 600 issued or pending patents in the United States and other countries.

    Forward-Looking Statements

    This press release contains "forward-looking statements" that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation (the "Company") and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements. All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including any projections of earnings, revenues, or other financial matters; any statements of the plans, strategies, and objectives of management for future operations; any statements concerning consumer or market acceptance of simulator products for medical training, continuing education or evaluation, or consumer and market acceptance of touch feedback products in general; any statements concerning the breadth of and timeline to implement touch feedback technology into handset models or into games or other content, release of VibeTonz-enabled handsets, release of content by service providers, or any change in revenue that may occur from such implementation; any statements regarding consumer response that may occur as a result of having touch feedback in handsets or content, proposed products or services; any statements regarding future economic conditions or performance; any statements regarding projections of earnings, revenues, or other receivables which are contingent upon Sony's compliance with court orders; statements regarding Immersion's ability to keep any cash received from Sony to date after completion of the appeals process or other judicial proceedings; statements regarding the prospects and consequences of any negative rulings from the appeals court on the judgment, including the damages award; and statements of belief or assumptions underlying any of the foregoing. Immersion's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion's business which include, but are not limited to, delay in or failure to achieve commercial demand for Immersion's expanded technology offerings; a delay in or failure to achieve the acceptance of force feedback as a critical user experience in new and existing markets for our business segments; and risks and uncertainties associated with the ongoing litigation.
    For a more detailed discussion of these factors, and other factors that could cause the Company's actual results to vary materially, interested parties should review the risk factors listed in the Company's most current Form 10-K, which is on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect the Company's beliefs and predictions as of the date of this release. The Company disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.

    Immersion, the Immersion logo, and VibeTonz are trademarks of Immersion Corporation in the U.S. and other countries. All other trademarks are the property of their respective owners.

                        Immersion Corporation
                Condensed Consolidated Balance Sheets
                            (In thousands)

                                              March 31,   December 31,
                                                2006          2005
                                             (Unaudited)       (1)
                                             ------------ ------------
ASSETS
  Cash and cash equivalents                      $30,945      $28,171
  Accounts receivable, net                         3,766        4,650
  Inventories                                      2,661        2,655
  Prepaid expenses and other current assets        1,089        1,131
                                             ------------ ------------
      Total current assets                        38,461       36,607

  Property and equipment, net                      1,393        1,366
  Intangibles and other assets, net                6,856        6,787
                                             ------------ ------------

TOTAL ASSETS                                     $46,710      $44,760
                                             ============ ============

LIABILITIES
  Accounts payable                                  $890       $2,179
  Accrued compensation                             1,219        1,193
  Other accrued liabilities                        1,803        1,604
  Deferred revenue and customer advances           2,038        2,741
  Current portion of long-term debt                    3            5
                                             ------------ ------------
      Total current liabilities                    5,953        7,722

  Long-term debt                                  17,648       17,490
  Long-term liabilities and deferred revenue      26,595       21,343
  Long-term customer advance from Microsoft       15,000       15,000
                                             ------------ ------------
      Total liabilities                           65,196       61,555

STOCKHOLDERS' DEFICIT                            (18,486)     (16,795)
                                             ------------ ------------

TOTAL LIABILITIES &
STOCKHOLDERS' DEFICIT                            $46,710      $44,760
                                             ============ ============

(1) Derived from the Company's annual audited financial statements.


                        Immersion Corporation
           Condensed Consolidated Statements of Operations
               (In thousands, except per share amounts)
                             (Unaudited)

                                                       Three Months
                                                      Ended March 31,
                                                       2006     2005
                                                     -------- --------
Revenues:
  Royalty and license                                 $1,910   $2,471
  Product sales                                        3,366    2,695
  Development contracts and other                        756      606
                                                     -------- --------
         Total revenues                                6,032    5,772
                                                     -------- --------

Costs and expenses:
  Cost of product sales (exclusive of amortization of
   intangibles shown separately below)                 1,355    1,389
  Sales and marketing                                  3,077    2,819
  Research and development                             1,729    1,509
  General and administrative                           2,811    2,286
  Amortization of intangibles and deferred stock
   compensation                                          210      367
  Litigation settlement                                 (650)       -
  Restructuring                                            -      185
                                                     -------- --------
         Total costs and expenses                      8,532    8,555
                                                     -------- --------

Operating loss                                        (2,500)  (2,783)
Interest and other income (expense), net                (304)    (285)
                                                     -------- --------

Loss before provision for income taxes                (2,804)  (3,068)

Provision for income taxes                              (102)     (65)
                                                     -------- --------

Net loss                                             $(2,906) $(3,133)
                                                     ======== ========

Basic and diluted net loss per share                  $(0.12)  $(0.13)
                                                     -------- --------

Shares used in calculating basic and diluted net
 loss per share                                       24,419   23,663
                                                     -------- --------


                         Immersion Corporation
                   Additional Financial Information
      Effect of Non Cash Stock-Based Compensation included within
            Condensed Consolidated Statement of Operations
                            (In thousands)
                              (Unaudited)


                                                  Three
                                                  Months
                           Three                  ended       Three
                           Months    Non Cash    March 31     Months
                           ended   Stock-Based     2006,      ended
                          March 31 Compensation exclusive of March 31
                            2006,    included     Non Cash     2005,
                             as       within    Stock-Based     as
                          reported    expense   Compensation reported
                          -------- ------------ ------------ ---------

Costs and expenses
  Cost of product sales    $1,355          $19       $1,336    $1,389
  Sales and marketing       3,077          286        2,791     2,819
  Research and development  1,729          129        1,600     1,509
  General and
   administration           2,811          289        2,522     2,286
  Other, net                 (440)           -         (440)      552
                          -------- ------------ ------------ ---------

Total costs and expenses   $8,532         $723       $7,809    $8,555
                          ======== ============ ============ =========

There was no Non Cash Stock-Based Compensation included within the financial results in the three months ended March 31, 2005.

    CONTACT: Immersion Corporation
             Stephen Ambler, 408-467-1900
             invest@immersion.com